EXHIBIT 4




                              CONSULTING AGREEMENT


THIS AGREEMENT is dated for reference February 1, 2003

BETWEEN:

          KENSINGTON RESOURCES LTD., a Yukon company having an office at Suite 304 - 1208 Wharf Street, Victoria, British Columbia, Canada, V8W 3B9;

                                                                (the "Company");

AND:

          JAMES R. ROTHWELL, a person having a residence at 3020 Unick Road, Ferndale, Washington, USA, 98248.

                                                                   ("Rothwell").

WHEREAS:

A.   Rothwell is a director of the Company;

B. Rothwell has the required skills and expertise to prepare a Takeover Defense/Strategic Response Plan (the "Plan") for the Company;

C. The Company wishes to engage Rothwell to provide the consulting services set out in this Agreement and Rothwell is prepared to provide such services to the Company on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   Engagement

The Company engages Rothwell to provide, and Rothwell agrees to provide to the Company, the consulting services listed in Schedule "A".

2.   Term

The appointment shall commence with effect from February 1, 2003 and shall continue until terminated in accordance with the provisions of this Agreement.

3.   Compensation

The monetary compensation payable to Rothwell for his services hereunder shall be:

(a) Five Hundred ($500) U.S. Dollars per day for consulting services rendered in connection with the Plan, any other specific assignment undertaken at the request of the Board of Directors or participation in any negotiations in the event of a takeover proposal by De Beers or another company;

(b) Three Hundred and Fifty ($350) U.S. Dollars per day for all other consulting services rendered except for those which fall under the duties and responsibilities as a director or committee member of the Company.

4.   Expenses

It is understood and agreed that Rothwell will incur expenses pursuant to his engagement under this Agreement. The Company will reimburse Rothwell for any such expenses, provided that Rothwell provides to the Company an itemized, written account and receipts acceptable to the Company within thirty (30) days after they have been incurred.

5.   Authority

5.1 Rothwell shall have, subject always to the general or specific instructions and directions of the Board of Directors of the Company, the full power and authority to take any actions he deems necessary in preparing the Plan including the power and authority to seek legal and financial advice on behalf of the Company.

5.2 Rothwell shall conform to all lawful instructions and directions given to him by the Board of Directors of the Company, and obey and carry out the by-laws of the Company.

6.   Service

Rothwell shall use his best efforts to prepare the Plan and shall not disclose the private affairs or trade secrets of the Company to any person other than the Directors of the Company or for any purposes other than those of the Company, any information Rothwell may acquire in relation to the Company's business.

7.   Confidential Information

7.1 Rothwell acknowledges that he will not, directly or indirectly, use, disseminate, disclose, communicate, divulge, reveal, publish, use for its own benefit, copy, make notes of, input into a computer database or preserve in any way any confidential information relating to the Company, whether during the term of this Agreement or thereafter, unless he first receives written permission to do so from an authorized officer of the Company.

7.2 For the purposes of this Agreement, "confidential information" is information disclosed to or acquired by Rothwell relating to the business of the Company, its projects or the personal affairs of the directors, officers and shareholders of the Company, including information developed or gathered by Rothwell which has not been approved by the Company for public dissemination. Confidential information does not include information in the public domain, information released from the provisions of this Agreement by written authorization of an authorized officer of the Company, information which is part of the general skill and knowledge of Rothwell and does not relate specifically to the business of the Company, and information which is authorized by the Company to be disclosed in the ordinary course or is required by law or applicable regulatory policy to be disclosed.

8.   Termination

This Agreement may be terminated with or without cause by any party giving the other party three months' written notice.

9.   Company's Property

Rothwell acknowledges that all items of any and every nature or kind created or used by him pursuant to his engagement under this Agreement, or furnished by the Company to Rothwell, and all equipment, credit cards, books, records, reports, files, disks, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of this Agreement.

10.  Assignment of Rights

The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of Rothwell under this Agreement are not assignable or transferable in any manner.

11   Notices

11.1 Any notice required or permitted to be given to Rothwell shall be sufficiently given if delivered to Rothwell personally, or if mailed by registered mail to Rothwell's address last known to the Company, or if delivered to Rothwell via facsimile.

11.2 Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company's Head Office at its last known address to Rothwell, or if delivered to the Company via facscimile.

12.  Severability

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

13.  Entire Agreement

This contract constitutes the entire Agreement between the parties with respect to the engagement of Rothwell and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf relating to the engagement of Rothwell by the Company, are terminated and cancelled, and each of the parties releases and forever discharges the other of and from all manners of actions, causes of action, claims and demands whatsoever, under or in respect of any agreement.

14.  Modification of Agreement

Any modification of this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

15.  Headings

The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained herein.

16.  Governing Law

This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

17.  Regulatory Approval

This Agreement may be subject to the prior approval of the TSX Venture Exchange and as required by regulatory policy, the parties hereto may file this Agreement with the TSX Venture Exchange.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

KENSINGTON RESOURCES LTD.



Per:
      ________________________
      Authorized Signatory


SIGNED, SEALED AND DELIVERED                )
by James R. Rothwell in the presence of:    )
                                            )
                                            )
____________________________________________)
Name                                        )
                                            )     _________________________
____________________________________________)     JAMES R. ROTHWELL
Address                                     )
                                            )
____________________________________________)
                                            )
                                            )
____________________________________________)
Signature                                   )

                                  SCHEDULE "A"
        to the Consulting Agreement dated for reference February 1, 2003 between Kensington Resources Ltd. and James R. Rothwell

--------------------------------------------------------------------------------

                       CONSULTING SERVICES TO BE PROVIDED


1. Prepare a Takeover Defense/Strategic Response Plan for the Company. This is estimated to take one day per week for approximately two months.

2. At the request of the Board of Directors, undertake any other specific assignment or participate in any negotiations in the event of a takeover proposal by De Beers or another company.

3. At the request of the President, provide any and all other consulting services which are not considered the duties and responsibilities of a director or committee member.